Exhibit 99.1

Tactile Systems Technology, Inc. Reports Second Quarter 2025 Financial Results

MINNEAPOLIS, MN, August 4, 2025 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today reported financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Summary & Recent Business Highlights:

●	Total revenue increased 7.8% year-over-year to $78.9 million
●	Gross margin of 75% versus 74% in Q2 2024
●	Net income of $3.2 million versus $4.3 million in Q2 2024
●	Adjusted EBITDA of $7.7 million versus $9.1 million in Q2 2024
●	Announced the presentation of new data demonstrating significant benefits associated with use of Flexitouch Plus in treating patients with head and neck cancer-related lymphedema
●	Repurchased $16.5 million of stock to complete the Company’s share repurchase program

“We delivered strong financial performance in the second quarter, marked by total revenue growth of nearly 8% year-over-year and ahead of our previously stated expectations,” said Sheri Dodd, Chief Executive Officer of Tactile Medical. “Supported by a favorable near-term payer policy environment and healthy channel call points, we are confident this momentum will continue through the second half of the year as we deploy our go-to-market strategies and commercial action plan.”

“We also remain highly focused on our three strategic priorities for 2025 to improve access to care, expand treatment options for lymphedema patients, and enhance the lifetime patient value. Our key technology and people-related investments are continuing to progress, including strategically expanding our sales force, presenting new clinical data from our head and neck lymphedema trial, growing adoption of Nimbl, and launching pilot programs aimed at simplifying the workflow process of patient identification, referral, and order processing. These priorities are designed to unlock our market opportunity and enable scalable, profitable growth, and we expect to begin benefiting more meaningfully from them in 2026.”

Second Quarter 2025 Financial Results

Total revenue in the second quarter of 2025 increased $5.7 million, or 7.8%, to $78.9 million, compared to $73.2 million in the second quarter of 2024. The increase in total revenue was attributable to an increase of $4.4 million, or 52%, in sales of the airway clearance product line and an increase of $1.3 million, or 2%, in sales and rentals of the lymphedema product line in the quarter ended June 30, 2025, compared to the second quarter of 2024. The increase in airway clearance product line revenue was primarily attributable to increased placements of AffloVest among the Company’s durable medical equipment (DME) partners, and the increase in lymphedema product line revenue was primarily attributable to increased headcount and improved productivity within the Company’s field sales team.

Gross profit in the second quarter of 2025 increased $4.7 million, or 9%, to $58.8 million, compared to $54.1 million in the second quarter of 2024. Gross margin was 75% of revenue, compared to 74%

of revenue in the second quarter of 2024. The increase in gross profit was primarily attributable to lower manufacturing and warranty costs.

Operating expenses in the second quarter of 2025 increased $6.5 million, or 13%, to $54.7 million, compared to $48.3 million in the second quarter of 2024. The increase in operating expenses was primarily attributable to planned strategic investments.

Operating income was $4.1 million in the second quarter of 2025, compared to $5.8 million in the second quarter of 2024.

Other income was $0.4 million in the second quarter of 2025, compared to $0.2 million in the second quarter of 2024, and consisted primarily of interest income, net.

Income tax expense was $1.3 million in the second quarter of 2025, compared to $1.8 million in the second quarter of 2024.

Net income in the second quarter of 2025 was $3.2 million, or $0.14 per diluted share, compared to $4.3 million, or $0.18 per diluted share, in the second quarter of 2024.

Weighted average shares used to compute diluted net income per share were 23.2 million and 24.1 million for the second quarters of 2025 and 2024, respectively.

Adjusted EBITDA was $7.7 million in the second quarter of 2025, compared to $9.1 million in the second quarter of 2024.

First Six Months 2025 Financial Results

Total revenue for the six months ended June 30, 2025, increased $5.9 million, or 4%, to $140.2 million, compared to $134.3 million for the six months ended June 30, 2024. The increase in total revenue was attributable to an increase of $6.3 million, or 37%, in sales of the airway clearance product line, partially offset by a decrease of $0.5 million, in sales and rentals of the lymphedema product line for the six months ended June 30, 2025, compared to the six months ended June 30, 2024.

Net income for the six months ended June 30, 2025, was $0.2 million, or $0.01 per diluted share, compared to $2.1 million, or $0.09 per diluted share, for the six months ended June 30, 2024.

Weighted average shares used to compute diluted net income per share were 23.7 million and 24.1 million for the six months ended June 30, 2025 and 2024, respectively.

Adjusted EBITDA was $7.4 million in the six months ended June 30, 2025, compared to $10.1 million in the six months ended June 30, 2024.

Balance Sheet Summary

As of June 30, 2025, the Company had $81.5 million in cash and cash equivalents and $24.8 million of outstanding borrowings under its credit agreement, compared to $94.4 million in cash and $26.3 million of outstanding borrowings under its credit agreement as of December 31, 2024. The Company repurchased $26.6 million of its stock during the six months ended June 30, 2025, to complete its $30.0 million share repurchase program.

On July 31, 2025, the Company paid the full outstanding principal balance of $24.0 million under, and retired, its term loan, and refinanced its revolving credit facility, increasing the capacity from $25.0 million to $40.0 million.

2025 Financial Outlook

The Company is updating its 2025 financial outlook and now expects full year 2025 total revenue in the range of $310 million to $315 million, representing growth of approximately 6% to 8% year-over-year, compared to total revenue of $293.0 million in 2024. The Company’s prior 2025 guidance expectation was total revenue in the range of $309 million to $315 million, representing growth of approximately 5% to 8% year-over-year.

The Company now also expects full year 2025 adjusted EBITDA in the range of $33 million to $35 million, compared to adjusted EBITDA of $37.1 million in 2024. The Company’s prior 2025 guidance expectation was adjusted EBITDA in the range of $32 million to $34 million.

Conference Call

Management will host a conference call with a question-and-answer session at 5:00 p.m. Eastern Time on August 4, 2025, to discuss the results of the quarter. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13754589. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13754589. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements, including guidance for the full year 2025. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the Company’s ability to obtain reimbursement from third-party payers for its products; adverse economic conditions, including inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; price increases for supplies and components; wage and component price inflation; loss of a key supplier or other supply chain disruptions; entry of new competitors and/or competitive products; compliance with and changes in federal, state and local government laws and regulations; technological obsolescence of, or quality issues with, the Company’s products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income (loss), plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense and plus executive transition costs. Reconciliation of this non-GAAP financial measure to its most directly comparable GAAP measure is included in this press release.

This non-GAAP financial measure is presented because the Company believes it is a useful indicator of its operating performance. Management uses this measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes this measure is useful to investors as supplemental information and because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes this non-GAAP financial measure is useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measure presented in this release should not be considered as an alternative to, or superior to, its respective GAAP financial measure, as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
(In thousands, except share and per share data)	2025	2024
Assets
Current assets
Cash	$81,528	$94,367
Accounts receivable, net	33,086	44,937
Net investment in leases	14,457	14,540
Inventories	17,111	18,666
Income taxes receivable	457	—
Prepaid expenses and other current assets	6,348	5,053
Total current assets	152,987	177,563
Non-current assets
Property and equipment, net	4,897	5,603
Right of use operating lease assets	15,462	16,633
Intangible assets, net	40,904	42,789
Goodwill	31,063	31,063
Deferred income taxes	18,333	18,311
Other non-current assets	9,402	5,962
Total non-current assets	120,061	120,361
Total assets	$273,048	$297,924
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,025	$5,648
Note payable	2,956	2,956
Accrued payroll and related taxes	12,678	17,923
Accrued expenses	8,180	7,780
Income taxes payable	—	270
Operating lease liabilities	3,095	2,980
Other current liabilities	5,469	3,147
Total current liabilities	40,403	40,704
Non-current liabilities
Note payable, non-current	21,743	23,220
Accrued warranty reserve, non-current	1,241	1,209
Income taxes payable, non-current	355	239
Operating lease liabilities, non-current	14,380	15,955
Total non-current liabilities	37,719	40,623
Total liabilities	78,122	81,327

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 22,292,145 shares issued and outstanding as of June 30, 2025; 23,883,475 shares issued and outstanding as of December 31, 2024	22	24
Additional paid-in capital	158,807	180,719
Retained earnings	36,097	35,854
Total stockholders’ equity	194,926	216,597
Total liabilities and stockholders’ equity	$273,048	$297,924

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenue
Sales revenue	$70,531	$64,267	$123,000	$117,574
Rental revenue	8,374	8,951	17,173	16,732
Total revenue	78,905	73,218	140,173	134,306
Cost of revenue
Cost of sales revenue	17,483	16,263	31,374	31,207
Cost of rental revenue	2,629	2,852	4,660	5,567
Total cost of revenue	20,112	19,115	36,034	36,774
Gross profit
Gross profit - sales revenue	53,048	48,004	91,626	86,367
Gross profit - rental revenue	5,745	6,099	12,513	11,165
Gross profit	58,793	54,103	104,139	97,532
Operating expenses
Sales and marketing	30,039	28,608	57,555	55,965
Research and development	2,018	2,234	3,759	4,377
Reimbursement, general and administrative	22,034	16,779	42,032	33,040
Intangible asset amortization	619	633	1,252	1,265
Total operating expenses	54,710	48,254	104,598	94,647
Income (loss) from operations	4,083	5,849	(459)	2,885
Interest income	850	754	1,745	1,467
Interest expense	(410)	(529)	(834)	(1,096)
Other income	1	—	1	9
Income before income taxes	4,524	6,074	453	3,265
Income tax expense	1,307	1,776	210	1,176
Net income	$3,217	$4,298	$243	$2,089
Net income per common share
Basic	$0.14	$0.18	$0.01	$0.09
Diluted	$0.14	$0.18	$0.01	$0.09
Weighted-average common shares used to compute net income per common share
Basic	23,092,469	23,873,379	23,399,848	23,769,604
Diluted	23,237,671	24,099,047	23,679,220	24,073,986

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2025	2024
Cash flows from operating activities
Net income	$243	$2,089
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,385	3,345
Deferred income taxes	(22)	(30)
Stock-based compensation expense	4,005	3,899
Loss on disposal of property and equipment and intangibles	68	54
Changes in assets and liabilities, net of acquisition:
Accounts receivable, net	11,851	1,238
Net investment in leases	83	644
Inventories	1,555	3,681
Income taxes	(611)	(922)
Prepaid expenses and other assets	(4,735)	(364)
Right of use operating lease assets	(289)	(2)
Accounts receivable, non-current	—	6,425
Accounts payable	2,319	(1,592)
Accrued payroll and related taxes	(5,245)	(4,699)
Accrued expenses and other liabilities	2,567	300
Net cash provided by operating activities	15,174	14,066
Cash flows from investing activities
Purchases of property and equipment	(748)	(982)
Proceeds from sale of property and equipment	—	12
Intangible assets expenditures	(56)	(57)
Net cash used in investing activities	(804)	(1,027)
Cash flows from financing activities
Payments on note payable	(1,500)	(1,500)
Proceeds from exercise of common stock options	10	2
Proceeds from the issuance of common stock from the employee stock purchase plan	843	1,044
Payments for repurchases of common stock	(26,562)	—
Net cash used in financing activities	(27,209)	(454)
Net (decrease) increase in cash	(12,839)	12,585
Cash – beginning of period	94,367	61,033
Cash – end of period	$81,528	$73,618

Supplemental cash flow disclosure
Cash paid for interest	$828	$1,099
Cash paid for taxes	$892	$2,177
Accrued excise tax on stock repurchases	$210	$—
Capital expenditures incurred but not yet paid	$58	$27

The following table summarizes revenue by product line for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2025	2024	2025	2024
Revenue
Lymphedema products	$65,969	$64,683	$116,524	$116,996
Airway clearance products	12,936	8,535	23,649	17,310
Total	$78,905	$73,218	$140,173	$134,306

Percentage of total revenue
Lymphedema products	84%	88%	83%	87%
Airway clearance products	16%	12%	17%	13%
Total	100%	100%	100%	100%

The following table contains a reconciliation of net income to Adjusted EBITDA for the three and six months ended June 30, 2025 and 2024, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(Dollars in thousands)	2025	2024	$	%	2025	2024	$	%
Net Income	$3,217	$4,298	$(1,081)	(25)%	$243	$2,089	$(1,846)	88%
Interest (income) expense, net	(440)	(225)	(215)	96%	(911)	(371)	(540)	146%
Income tax expense	1,307	1,776	(469)	(26)%	210	1,176	(966)	(82)
Depreciation and amortization	1,659	1,711	(52)	(3)%	3,385	3,345	40	1%
Stock-based compensation	1,939	1,860	79	4%	4,005	3,899	106	3%
Executive transition costs	—	(340)	340	(100)%	491	(25)	516	N.M. %
Adjusted EBITDA	$7,682	$9,080	$(1,398)	(15)%	$7,423	$10,113	$(2,690)	(27)%

The following table contains a reconciliation of net income to Adjusted EBITDA for the year ended December 31, 2024:

Tactile Systems Technology, Inc.
Reconciliation of Net income to Non-GAAP Adjusted EBITDA
(Unaudited)

Year Ended
(Dollars in thousands)	December 31, 2024
Net income	$16,960
Interest (income) expense, net	(1,299)
Income tax expense	6,529
Depreciation and amortization	6,793
Stock-based compensation	7,819
Executive transition costs	248
Adjusted EBITDA	$37,050

The following table contains a reconciliation of GAAP net income guidance range to the Adjusted EBITDA guidance range for the twelve months ended December 31, 2025:

Tactile Systems Technology, Inc.
Reconciliation of FY 2025 GAAP Net Income to Adjusted EBITDA Guidance
(Unaudited)

	Twelve Months Ended
	December 31, 2025
(Dollars in thousands)	Low	High
Net income	$14,200	$15,600
Interest income, net	(1,800)	(1,800)
Income tax expense	5,400	6,000
Depreciation and amortization	6,600	6,600
Stock-based compensation	8,100	8,100
Executive transition costs	500	500
Adjusted EBITDA	$33,000	$35,000

Investor Inquiries:

Sam Bentzinger

Gilmartin Group

investorrelations@tactilemedical.com